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                                  [LETTERHEAD]

                                                                    Exhibit 5.1


                                October 9, 1998



CapRock Communications Corp.
Two Galleria Tower, Suite 1925
13455 Noel Road
Dallas, Texas 75240


Ladies and Gentlemen:

     This firm has acted as counsel to CapRock Communications Corp., a Texas corporation (the "Company"), in connection with its Registration Statement No. 333-64699 on Form S-4 (the "Registration Statement"), dated September 29, 1998, as same may be amended, filed with the Securities and Exchange Commission relating to the proposed offering of up to $150,000,000 in aggregate principal amount of 12% Senior Notes Due July 15, 2008 (the "Exchange Notes") in exchange for up to $150,000,000 in aggregate principal amount of the Company's outstanding 12% Senior Notes Due July 15, 2008 (the "Private Notes"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents:

1.   A copy of the Registration Statement.

2. An executed copy of the Indenture dated July 16, 1998 (the "Indenture"), by and between, among others, the Company and PNC Bank, National Association, including the form of Exchange Note to be issued pursuant thereto, as filed as Exhibit 4.1 to the Registration Statement.

3. The Articles of Incorporation of the Company, as amended, as certified by the Secretary of State of the State of Texas on September 29, 1998 and as certified by the Chief Executive Officer of the Company on the date hereof as being complete, accurate and in effect.

4. The Bylaws of the Company, as amended, certified by the Chief Executive Officer of the Company on the date hereof as being complete, accurate and in effect.

5. Resolutions of the Board of Directors of the Company adopted on June 11, 1998 and September 28, 1998, each as certified by the Chief Executive Officer of the Company on the date hereof as being complete, accurate and in effect, relating to the issuance and sale of the Exchange Notes and arrangements in connection therewith.

6. An executed opinion of Swidler Berlin Shereff Friedman, LLP addressed to the Company dated October 8, 1998.

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CapRock Communications Corp.
October 9, 1998
Page 2

     We are licensed to practice law solely in the State of Texas and we express no opinion herein as to any other laws, statutes, ordinances, rules or regulations of any other jurisdiction, except, however, to the extent the Exchange Notes are governed by New York law, we have, with the permission of Swidler Berlin Shereff Friedman, LLP, relied solely upon their opinion for purpose of application of New York law and as a result our opinion is subject to the qualifications and assumptions set forth therein.

     This opinion letter incorporates by reference and shall be interpreted in accordance with the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991) and the Report (the "Texas Report") of the Legal Opinion Committee Regarding Legal Opinions in Business Transactions of the Business Law Section of the State Bar of Texas (1992). As a consequence, this opinion letter is subject to the qualifications, exceptions, definitions and limitations set forth in the Accord and the Texas Report including the general qualifications of the Accord and the Other Common Texas Qualifications contained in the Texas Report.

     Subject to and based upon the foregoing, and subject to the further qualifications set forth below, it is our opinion that (following the effectiveness of the Registration Statement and receipt by the Company of the Private Notes in exchange for the Exchange Notes and assuming due execution of the Exchange Notes, exchange of the Private Notes in the manner provided in the Registration Statement and authentication, issuance and delivery of the Exchange Notes in the manner provided in the Indenture), the Exchange Notes will be validly issued and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with the terms of the Indenture.

     We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter may not be relied upon by you for any other purpose without the prior written consent of our firm and should not be quoted in whole or in part or otherwise referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of the firm.

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CapRock Communications Corp.
October 9, 1998
Page 3

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,



                              MUNSCH HARDT KOPF HARR & DINAN, P.C.